Investor Contact:	Larry P. Kromidas	Investor Contact:	Gary Pittman
	(618) 258-3206		(713) 570-3222

FOR IMMEDIATE RELEASE

OLIN AND PIONEER ANNOUNCE PIONEER SHAREHOLDER APPROVAL

CLAYTON, MO / HOUSTON, TX, August 28, 2007 – Olin Corporation (NYSE: OLN) and Pioneer Companies, Inc. (Nasdaq: PONR) announced today that during a special meeting of the Pioneer shareholders held earlier today, holders of a majority of the Pioneer common stock voted to approve and adopt the Agreement and Plan of Merger, dated May 20, 2007 among Olin, Princeton Merger Corp., a wholly owned subsidiary of Olin (“Merger Sub”), and Pioneer, thus approving the merger of Merger Sub with and into Pioneer.  The closing of the merger is anticipated to be held on August 31, 2007.

Under the terms of the merger agreement, upon the merger becoming effective, each outstanding share of Pioneer common stock, par value $0.01 per share, other than shares as to which dissenters’ rights are properly asserted under Delaware law and shares owned by Pioneer, Olin and Merger Sub, will be converted into the right to receive $35.00 in cash, without interest.

COMPANY DESCRIPTIONS

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Metals, and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel strip and aluminum strip.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Pioneer Companies, Inc., based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.

2007-16

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